Exhibit 23.1 - Consent of KPMG LLP, independent auditors

Independent Auditors’ Consent

The Board of Directors

MetaSolv, Inc.:

We consent to the incorporation by reference in the following registration statements of our report dated February 9, 2004 relating to the consolidated balance sheets of MetaSolv, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the 2003 annual report on Form 10-K of MetaSolv, Inc.

Form Type	Registration Number
Form S-8	333-112685
Form S-8	333-112684
Form S-8	333-103740
Form S-8	333-103742
Form S-8	333-83730
Form S-8	333-83732
Form S-8	333-91435
Form S-8	333-91233
Form S-8 POS	333-91435
Form S-8 POS	333-91233
Form S-3	333-67428

/s/ KPMG LLP

Dallas, Texas

March 9, 2004